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                                               EXHIBIT F

        25 Research Drive, Westborough, Massachusetts 01582
        ===================================================






                                  December 22, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

  Re:    New England Power Company
    File No. 70-9089

Dear Commissioners:

  The statement on Form U-1 filed in the above proceeding was permitted to become effective by the Commission's Order dated October 29, 1997. As counsel for the above named company, we have reviewed the following action taken subsequent to our opinion dated October 7, 1997, to carry out the following transactions described in the statement:

  New England Power Company executed the Credit Agreement dated as of December 15, 1997, with the initial lenders named therein, Merrill Lynch Capital Corporation, as Syndication Agent, BankBoston, N.A., as Administrative Agent, and Credit Suisse First Boston, as Documentation Agent, a copy of which is also attached as an exhibit to the Certificate of Notification.

  We have reviewed the above mentioned opinion, which was filed by amendment as Exhibit F to the statement on Form U-1 in the above proceeding, and we hereby confirm the various opinions and statements contained therein. It is our further opinion that the foregoing transaction has been carried out in accordance with the Statement.

                             Very truly yours,


                             s/Robert King Wulff


                             Robert King Wulff
                             Corporation Counsel


                             s/Kirk L. Ramsauer


                             Kirk L. Ramsauer
                             Associate General Counsel